Exhibit 99.1

2016 First Quarter Financial Results and Business Update Teleconference

3-May-2016, 04:30pm EST/01:30pm PST

Operator

Good day, ladies and gentlemen, and welcome to the VIVUS 2016 first-quarter financial results and business update teleconference. (Operator Instructions).

As a reminder, this teleconference is being recorded. And now, I’ll turn the program over to Mr. Mark Oki, Chief Financial Officer.

Mark Oki  - VIVUS, Inc. - CFO

Thank you, operator. Good afternoon, everyone, and welcome to today’s teleconference. Joining me today is Seth Fischer, VIVUS’s Chief Executive Officer.

During this call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, estimate, expect, forecast, intend, likely, may, opportunity, plan, potential, predict and should, among others. These forward-looking statements are based on VIVUS’s current expectations, and actual results could differ materially.

There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. Investors are advised to read the risk factors set forth in VIVUS’s Form 10-K for the year ended December 31, 2015 as filed on March 9, 2016 and as amended by the Form 10-K/A filed on April 22, 2016, and periodic reports filed with the Securities and Exchange Commission, such as in the VIVUS Form 10-Q filed earlier today. VIVUS does not undertake an obligation to update or revise any forward-looking statements made on this call.

I’ll now turn the call over to Seth Fischer to provide a business update.

Seth Fischer  - VIVUS, Inc. - CEO

Thank you, Mark. Good afternoon, and thank you for joining us. On our last call, we announced that we engaged a strategic advisor to assist us in the evaluation of our business strategy. At this time, I cannot provide specific guidance regarding the process, but confirm that we are working closely with our advisor to determine the appropriate strategy to maximize the value of VIVUS and our assets.

I would like to update you on our Qsymia commercialization activities, provide some perspective on the obesity pharmacotherapy market, and update you on the current status of avanafil commercialization.

As we have spoken about before, the branded anti-obesity market has not grown to expectations despite significant investment by not only VIVUS but our competitors as well, in healthcare provider education, detailing and direct-to-consumer advertising. We continue to see physician caution and reluctance to prescribe, historical hangover from past experiences with prescribing other agents, public and private payor resistance to reimbursement, and lack of widespread consumer demand.

In the first quarter of 2016, the US anti-obesity pharmaceutical market grew by 6% compared to the fourth quarter of 2015, largely fueled by phentermine generics. However, the branded anti-obesity pharmaceutical market failed to see the seasonal bounce-back that is expected following the holiday season. The US branded segment during this same period decreased by approximately 4%, with Qsymia decreasing at approximately 12%.

In 2015, we reduced our sales force from 150 to 50 territories, targeting the most productive prescribers of anti-obesity medications, and streamlined our headquarters staff. In the first quarter of 2016, announcements were made related to significant changes regarding the commercialization of Contrave and Belviq, which we believe were the result of these difficult market conditions.

With regards to Qsymia for 2016, we will focus on upgrading our patient savings offer, designed to bring more new patients into the brand and support their weight loss effort for the long term.

In the new program, all new patients are eligible to receive a $95 benefit at their first prescription of Qsymia. It may be used for a 14-day free trial of the starting dose, or $95 savings for a 30-day supply of any dose. A subsequent monthly savings of $65 will continue for an extended savings benefit of 36 months. The new offer will launch June 3.

Our field force will continue to differentiate Qsymia by delivering a strong efficacy and safety message as well as a non-personal promotion to key healthcare providers to help expand first-time prescribing and maintain continued use.

Our digital campaign is designed to direct informed consumers to productive Qsymia writers. We believe our enhanced web-based strategies continue to deliver clear and compelling communications to potential patients when they are the most motivated to start a weight loss effort.

Our digital campaign has achieved greater impact over the past year, with visits to Qsymia.com continuing to increase month-over-month since January of 2015. The growth in site visits is significant because they are recognized as the most ready to take action, with one in five seeking the Qsymia savings offer in preparation for starting their weight loss effort.

In December 2015 we launched the Smart Changes Program, combining Qsymia with the Mayo Clinic Diet online. The program is a comprehensive program designed to help patients experience the benefits of pharmacologic weight loss with Qsymia while making the behavioral changes necessary to achieve lasting success through the Mayo Clinic Diet’s clinically tested techniques.  The Smart Changes Program has been well-received by patients and healthcare providers.

Since the launch of the brand, nearly 1.6 million Qsymia prescriptions have been filled by over 407,000 unique appropriate patients, and we continue to advance our efforts to fulfill in a cost-effective manner the remaining Qsymia regulatory post-marketing requirements.

As we have discussed in the past, we have a post-marketing requirement for Qsymia to perform a cardiovascular outcomes trial, or CVOT. To date, there have been no indications throughout the Qsymia clinical development program nor post-marketing experience of any increase in adverse cardiovascular events. Given this historical information, along with the established safety profiles of phentermine and topiramate, we continue to believe that Qsymia poses no true cardiovascular safety risk.

Representatives from VIVUS met with the FDA in May of 2015 to discuss alternative strategies for obtaining CV outcomes data that would be substantially more feasible and ensure timely collection of data to better inform on the CV safety of Qsymia.

As a part of addressing the FDA comments from this meeting, we are now working with cardiovascular and epidemiology experts in exploring alternate solutions to demonstrate the long-term cardiovascular safety of Qsymia. This current effort is focused on the conduct of a retrospective observational study to evaluate CV outcomes associated with Qsymia, phentermine and topiramate.

Although we and consultant experts believe there is no overt signal for CV risk to justify the AQCLAIM CVOT, VIVUS is committed to working with the FDA to reach a resolution. There is no assurance, however, that FDA will accept any measures short of those specified in the AQCLAIM CVOT to satisfy this requirement.

As for the EU, even if the FDA were to accept alternatives to a traditional CVOT, there would be no assurance that EMA would accept the same.

As we announced at the end of 2015, we were notified by Endo of their intention to return the US and Canadian commercial rights to STENDRA to us. Endo provided its contractually required six-month notice of termination, which, absent an agreement between Endo and us for an earlier termination date, will result in STENDRA rights returning to us on June 30, 2016.

STENDRA is a unique and highly relevant brand in the erectile dysfunction market. With a clinical profile that addresses many of the unmet needs among ED patients, including a 15-minute onset of action, the ability to use STENDRA while consuming food and alcohol, and high selectivity resulting in lower side effects, we are confident that expanding STENDRA’s footprint will offer great value to patients and our organization.

We are exploring our options to maximize the value of US and Canadian rights, either on our own or with a partner, along with the rights to territories we have not yet partnered, specifically Latin America and India.

During the first quarter of 2016, we received certification that US patent number 6,656,935 has been extended by 1,687 days. The expiration date of the patent, which is listed in the Orange Book for STENDRA, is now April 27, 2025. We are encouraged of the potential of STENDRA in the US as evidenced by recent market research as well as the demonstrated promotional sensitivity of Endo’s commercialization efforts.

In interviews with healthcare providers that treat ED, we learned that STENDRA’s clinical profile uniquely addresses unmet needs among the patients being treated with competitive products. We found that awareness of a brand prior to the research was low. However, the feedback we received indicated that, if detailed regularly, significant STENDRA prescribing would result. Confirming the promotional responsiveness of the brand in a fourth quarter 2015 direct-to-consumer advertising print campaign activated by Endo, volume nearly doubled during the same period.

With appropriate resourcing, STENDRA has the potential to be a significant player in the ED market. As we continue to evaluate our options for VIVUS and STENDRA’s role in achieving optimal results, we have come to recognize that modest field coverage coupled with appropriate commercial support has the potential to optimize the brand and deliver significant financial benefit to the promoter of the brand.

Ex-US, we continue to work closely with Menarini, our commercial alliance partner in Europe, and Sanofi, our commercial alliance partner in the Middle East, Africa and the CIS countries to ensure the supply of avanafil and provide assistance with their clinical, regulatory and commercial efforts.

SPEDRA, as avanafil is known in the EU and other parts of the world, is now available in Europe at retail pharmacies in 25 countries within the Menarini territory. Recently, Menarini announced that it had secured the commercial rights from Mitsubishi Tanabe for certain parts of Asia.

To further establish the brand in January 2015, the European regulatory authorities granted the inclusion of the 15-minute onset of action data in the SPEDRA label. This is an important point of differentiation for SPEDRA that is helping to accelerate the brand’s advancement into the ED market in Europe. The rapid onset of action claim is unmatched in the category, providing Menarini with a unique position with which to commercialize the product.

I will now turn the call back to Mark to discuss our financial results for the quarter ended March 31, 2016. I also refer you to the financial results and recent business updates included in our press release issued earlier today, and our annual report on Form 10-Q filed earlier today.

Mark Oki  - VIVUS, Inc. - CFO

Thank you, Seth. Total revenue was $15.3 million in the first quarter of 2016, compared to $32.2 million in the first quarter of 2015.

Qsymia net product revenue was approximately $12.4 million and $12.6 million for the first quarters of 2016 and 2015, respectively. These amounts represent approximately 116,000 and 136,000 prescriptions for the first quarters of 2016 and 2015, of which approximately 64% and 63% represent either a free or discounted offer, respectively.

Net revenue per prescription, excluding free trial offers, was approximately $125 and $113 for the first quarters of 2016 and 2015, respectively. As a reminder, we record revenues for sales of Qsymia on a sell-through model, whereby revenue is recognized when a prescription is dispensed to a patient.

As of March 31, 2016, our deferred revenue related to gross sales of Qsymia was $16.8 million, which represents product shipped to the wholesalers but not yet dispensed to patients.

Avanafil supply revenue was approximately $1.5 million and $8.5 million for the first quarters of 2016 and 2015, respectively. The variations in supply revenue are a result of the timing of orders placed by our partners, and may or may not reflect end user demand for STENDRA and SPEDRA.  Avanafil currently has a 48-month expiration date.

Royalty revenue earned on our partners’ net sales of avanafil was approximately $1.4 million and ($0.5) million for the first quarters of 2016 and 2015, respectively. 2015 results were impacted by a change in estimates made by Endo upon their purchase of Auxilium, reducing 2015 royalty revenue by $1.2 million.

Total cost of goods was $3.7 million and $9.9 million for the first quarters of 2016 and 2015, respectively. Gross margin percentages as a percentage of net Qsymia revenue and net avanafil supply revenue were 73% and 53% for the first quarters of 2016 and 2015, respectively.

The change in gross margin percentages were due to the effects of price increases in 2015 for Qsymia and the sales mix between Qsymia and avanafil during the periods.

Total selling and marketing expense was $7.6 million and $18 million for the first quarters of 2016 and 2015, respectively. The decrease in 2016 was due primarily to the realignment of our sales force, refinement of our marketing and promotional programs, and cost control initiatives implemented in 2015.

General and administrative expenses was $7.5 million and $8.4 million for the first quarters of 2016 and 2015. The decrease was also a result of cost control initiatives implemented during 2015.

Total research and development expense was $1 million and $2.7 million for the first quarters of 2016 and 2015, respectively. The variance was primarily due to the timing of clinical projects to support our Qsymia post-marketing requirements.

During the first quarter of 2016, we focused our efforts on the development and feasibility assessment of our Qsymia retrospective cohort study, the Qsymia adolescent pharmacokinetic and pharmacodynamic study, and the protocol development of our Qsymia adolescent efficacy and safety study.

Cash, cash equivalents and available-for-sale securities totaled $227.8 million at March 31, 2016, as compared to $241.6 million at December 31, 2015. The decrease was primarily due to cash used in operating activities and debt servicing requirements.

I will now turn the call to Seth for closing comments.

Seth Fischer  - VIVUS, Inc. - CEO

Thank you, Mark. We believe that the anti-obesity pharmacotherapy will ultimately grow in importance, and that Qsymia will gain greater acceptance among healthcare providers and their patients who are seeking a safe and effective solution in addition to diet and exercise that is proven to deliver 10% weight loss. However, the market reality dictates ongoing caution and discipline with respect to resource management, especially in light of the current market opportunities as we see them.

VIVUS remains pleased with the current and future value-creating opportunities stemming from our avanafil franchise.

The areas of focus for VIVUS for 2016 are:  work with our strategic advisor to develop and execute our overall business strategy; maximizing the value of the US, Canadian, Latin America and Indian rights for avanafil; manage our avanafil alliances with Menarini and Sanofi to help ensure the commercial success of this important erectile dysfunction medication around the world; continue to compete effectively in the anti-obesity market by highlighting the benefits of Qsymia for this population; advance our efforts to fulfill, in a cost-effective manner, the remaining Qsymia regulatory post-marketing requirements; and effectively manage our cost structure.

We will now be happy to take your questions.

Operator

(Operator Instructions). Simos Simeonidis, RBC Capital Markets.

Simos Simeonidis  - RBC Capital Markets - Analyst

Hi.  Thank you for taking the questions. Seth, you talked about the market not being there right now, and you’ve spoken about that in the past. What is the appropriate level of support for Qsymia given the current market reality? For example, if you were to be able to put the drug in the hands of a partner or potentially an acquirer, what do you think somebody could do with more support? Could — the drug seems to be a — on a $50 million a year run rate. Could somebody with more resourcing do a lot better, or do you think it’s a situation where we just have to wait for a number of years until the market grows?

Seth Fischer  - VIVUS, Inc. - CEO

Yes. Great question, Simos. I think that the — there’s a lot of market dynamics, as you know, while you study this market very closely, and there’s a lot of dynamics that are currently happening in the obesity market. We know the issues that we face with Medicare Part D and we know that that is certainly, in my opinion, a growth driver of coverage.

The coverage is fairly steady right now in the marketplace, with approximately less than 50%, at least of our scripts are being paid for by a third party. So some report as high as 70%, but I think it really depends on the employer and the insurer, et cetera. So, it’s really hard to quote the numbers. I can only know what we actually are rebating on.

So, the other thing is that it’s really a select group of physicians today that are in fact treating. The good news for us is at least where we target our reps, we do know that we possess about a 50% share of the branded market. So, I suppose through partnership, et cetera, that adding some additional reps may help with that; but I think really it comes down to the market dynamics and the further development of the market in general.  And I think it’s going to be — unfortunately, as this issue continues to run rampant, it’s going to be people taking it seriously. I mean, I was just reading an article this week about people that have been on The Greatest Loser and how many of them have not only regained their weight, but have over-gained their weight. And I think that this just points to the issue of this being treated as a chronic issue, not an acute issue.  And I think that that’s part of the issue with these drugs, is that people use them acutely, and then very quickly return to what was normal before, and then they regain the weight. So, I think there’s a lot of education that still has to take place, and more physicians have to begin to treat.

Simos Simeonidis  - RBC Capital Markets - Analyst

Okay. Thanks. And then a quick one for Mark. Can you give us an idea what sales for STENDRA were in the US, and for SPEDRA ex-US in 2015, or what the sales number were in Q1? Just to get an idea of how the product is doing on an annual basis, or just on this quarter.

Mark Oki  - VIVUS, Inc. - CFO

Yes, Simos. Unfortunately, that information is held by our partners, and we’re not at liberties to disclose them. So, apologies for that.

Simos Simeonidis  - RBC Capital Markets - Analyst

All right. Thank you.

Operator

(Operator Instructions). Jessica Fye, JPMorgan.

Ryan Brinkman  - JPMorgan - Analyst

This is Ryan on for Jess. Thanks for taking our questions. Did I hear you guys right when you were talking about the — doing a retrospective CVOT study? Are you doing that now, and then going to take that to the FDA, or do you want to discuss that with the FDA before you go through — before you do that analysis?

Seth Fischer  - VIVUS, Inc. - CEO

So, right now, we’re laying out a protocol for that study. The FDA is certainly aware of what we’re doing. We have not confirmed the type of study yet with the FDA, but that in fact is what we’re doing now. We’re getting the protocol ready, and then in fact we will share that with the FDA at the appropriate time.

Ryan Brinkman  - JPMorgan - Analyst

Okay. And do you have a sense of when you might next meet with them?

Seth Fischer  - VIVUS, Inc. - CEO

We have ongoing dialog with them, so, it’s hard for me to say whether it’ll be a face-to-face meeting or correspondence back and forth, but we’re regularly corresponding with FDA as of now.

Ryan Brinkman  - JPMorgan - Analyst

Okay. And then my last question is, as we think about your Qsymia digital campaign, you talked about the increasing rates of clicks and website visits. Is there sort of a way of sort of translating that to patients either filling out some sort of form, or turning that into patients that are going on — basically correlating the increased site volume to patients moving onto drug?

Seth Fischer  - VIVUS, Inc. - CEO

So, we do in fact track some of the very data that you just outlined. And one of the most important things to us is, how many patients in fact move from our Qsymia website to our free trial offer website, which is in combination with McKesson.

So, we know if they’ve moved from our site to the FTO, and we know that, when they do get there, that we have a high rate of return of those patients actually showing up at a doctor’s office and thereby showing up at a pharmacy.

Ryan Brinkman  - JPMorgan - Analyst

Great. Thanks for taking my questions.

Operator

Thank you. And I’m showing no further questions at this time. I would like to turn the conference back over to Management for any closing remarks.

Seth Fischer  - VIVUS, Inc. - CEO

Thank you, operator. Well, thank you all for joining us today, and we’ll look forward to speaking to you and updating you in the near future.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program. You may all disconnect. Everyone, have a great day.